Exhibit 10.20
UNITED TECHNOLOGIES CORPORATION
COMPANY AUTOMATIC CONTRIBUTION EXCESS PLAN
(As Amended and Restated effective as of January 1, 2020)

ARTICLE I – PREAMBLE
Section 1.1 – Purpose of the Plan
The United Technologies Corporation Company Automatic Contribution Excess Plan (the “CACEP” or the “Plan”) was initially established January 1, 2010 for the benefit of employees covered by the Company Automatic Feature (the “CAF”, since renamed “Company Retirement Contributions”) of the United Technologies Corporation Employee Savings Plan (the “UTC Qualified Savings Plan”). The purpose of the CACEP is to provide for the accrual of benefits supplemental to Company Retirement Contributions payable under the UTC Qualified Savings Plan. CACEP benefits are accrued with respect to compensation that is not taken into account under the UTC Qualified Savings Plan due to (i) the compensation limitations imposed by Section 401(a)(17) of the Code, (ii) the contribution limitations imposed by Section 415(c) of the Code, or (iii) the Participant’s elective deferral of compensation. The purpose of the CACEP, effective as of January 1, 2020, is to provide for the accrual of benefits which are supplemental to all Company Retirement Contributions, and certain Company Matching Contributions, payable under the UTC Qualified Savings Plan.
Section 1.2 - Effective Date of Plan and Amendments
(a)    The Plan as originally established effective January 1, 2010 was amended and restated July 16, 2018 for the purposes of clarifying the intent of the Plan to accrue CACEP benefits with respect to both the IRS Compensation Limit and the IRS Contribution Limit, as well as other minor administrative revisions. Such changes effected by the amendment and restatement were generally effective January 1, 2010.
(b)     The Plan is hereby further amended and restated effective as of January 1, 2020 to allow for the accrual of benefits, supplemental to Company Retirement Contributions payable under the UTC Qualified Savings Plan effective as of January 1, 2020, which were previously credited under the United Technologies Corporation Pension Preservation Plan, and to change pertinent references from “United Technologies Corporation” or “UTC” to “Raytheon Technologies Corporation” or “RTX” effective as of April 3, 2020.
ARTICLE II – DEFINITIONS
Unless otherwise indicated, capitalized terms herein shall have the same meanings ascribed under the UTC Qualified Savings Plan.
(a)    Beneficiary means the person, persons or entity designated on an electronic or written form by the Participant to receive the value of his or her Plan Account in the event of the Participant’s death in accordance with the terms of this Plan. If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the Participant’s estate.

(b)    Benefit Reduction Contribution means an amount credited by the Corporation to the Participant’s Plan Account to restore the reduction in the Company Automatic Contribution credited to a Participant’s Plan Account as a result of the reduction of such Participant’s Eligible Earnings due to an elective deferral of compensation by the Participant under the UTC DCP.
(c)    Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference to any section of the Internal Revenue Code shall include any final regulations or other applicable guidance. References to “Section 409A” shall refer to Section 409A of the Code and any final regulations and guidance issued thereunder by the Internal Revenue Service from time to time in effect.
(d)    Committee means the Deferred Compensation Committee, which is responsible for the administration of the Plan.
(e)    Company Automatic Contribution means the age-graded non-matching contribution credited to the Plan on behalf of a Participant in accordance with Section 5.1 of the Plan. Where referring to Company Retirement Contribution under the UTC Qualified Savings Plan, the definition of such term in the UTC Qualified Savings Plan shall apply.
(f)    Company Matching Contribution means the matching contribution credited to the Plan on behalf of a Participant in accordance with Section 5.2 of the Plan.
(g)    Corporation means Raytheon Technologies Corporation, or any successor thereto.
(h)    Default Investment Option means the Investment Fund designated by the Plan or selected by the Committee on behalf of all Participants at the time they first become eligible to participate in the Plan. The Default Investment Option shall be the Income Fund, unless otherwise determined at the sole discretion of the Committee.
(i)    Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code.
(j)    Election Form means the form or process provided by the Committee to Participants electronically or in paper form for the purpose of specifying the method of distribution and/or the percentage allocation among the Investment Funds with respect to a Participant’s Plan Account.
(k)    Eligible Earnings means the total compensation paid with respect to a Plan Year to a Participant meeting the definition of “Compensation” as set forth in the UTC Qualified Savings Plan, but modified by disregarding the IRS Compensation Limit in such definition and including amounts the Participant elects to defer for such Plan Year to the UTC DCP.
(l)    Eligible Excess Compensation means Eligible Earnings in excess of the IRS Compensation Limit for any Plan Year.

(m)    Employee means an employee of the Corporation or an RTX Company, but excluding any employee who is not eligible to participate in the UTC Qualified Savings Plan and any Represented Employee (as defined in the UTC Qualified Savings Plan).
(n)     ERISA means the Employee Retirement Income Security Act of 1974, as amended.
(o)    Investment Fund means a hypothetical fund that tracks the value of an investment option offered under the UTC Qualified Savings Plan or the UTC DCP, as determined by the Committee. Investment Funds offered under the CACEP may be changed from time to time by the Committee and shall be valued in the manner set forth in Section 6.3. Available investments are described at https://www.newportgroup.com. The value of Participants’ Accounts shall be adjusted to replicate the performance of the applicable Investment Funds. Amounts credited to any Investment Fund do not result in the investment in actual assets corresponding to the Investment Fund.
(p)    IRS Compensation Limit means the limitation imposed by Section 401(a)(17) of the Code.
(q)    IRS Contribution Limit means the limitation imposed by Section 415(c) of the Code.
(r)     Participant means an Eligible Employee who (i) is eligible to receive Retirement Contributions under the UTC Qualified Savings Plan for the Plan year; (ii) has Eligible Excess Compensation, or (ii) is barred from receiving additional Retirement Contributions under the UTC Qualified Savings Plan for such Plan Year due to the IRS Contribution Limit. A Participant who has previously received an allocation of benefits under the Plan but who ceases to be eligible under the preceding sentence shall not be eligible for a contribution under Article V but shall remain a Participant under the Plan with respect to his or her Plan Account until it is distributed or forfeited in accordance with the terms of the Plan.
(s)    Plan means the United Technologies Corporation Company Automatic Contribution Excess Plan, as amended from time to time.
(t)    Plan Account means an account maintained under the Plan on behalf of a Participant for the purpose of crediting Company Automatic Contributions and Company Matching Contributions.
(u)    Plan Year means the calendar year.
(v)    Separation from Service means a Participant’s termination of employment with all RTX Companies, other than by reason of death. A Separation from Service will be deemed to occur where the Participant and the RTX Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) for RTX Companies will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding thirty-six (36) months (or the entire period the Participant has provided services if the Participant has been providing services to RTX Companies for less than thirty-six (36) months). A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one RTX Company to another RTX Company.
(w)    Specified Employee means:

(i) prior to April 1, 2020, each of the fifty (50) highest-paid officers and other executives of the Corporation and its Subsidiaries, effective annually as of April 1st, based on wages subject to federal income tax withholding, and amounts that are excluded from taxable income by the employee’s election to make pre-tax contributions under a cafeteria plan, section 401(k) plan, or similar plan, determined for the preceding calendar year as provided in Treas. Reg. § 1.415(c)-2(d)(3). The term includes both U.S. and non-U.S. employees, and the compensation used to determine whether an employee is among the fifty (50) highest-paid officers and other executives shall be determined by treating non-U.S. compensation as if it had been earned in the U.S. by a U.S. citizen; and
(ii) on or after April 1, 2020, each of the fifty (50) highest-paid officers and other executives of the Corporation and its affiliates (determined for this purpose under Treas. Reg. §1.409A-1(g)), effective annually as of April 1st, based on compensation reported in Box 1 of Form W-2, but including amounts that are excluded from taxable income as a result of elective deferrals to qualified plans and pre-tax contributions. Compensation will not include foreign compensation earned by a nonresident alien that is not effectively connected with the conduct of a trade or business in the United States.
(x)    RTX Company means the Corporation or any entity controlled by or under common control with the Corporation within the meaning of Section 414(b) or (c) of the Code (but substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).
(y)    UTC DCP means the United Technologies Corporation Deferred Compensation Plan.
(z)    UTC SRP means the United Technologies Corporation Savings Restoration Plan
(aa)    UTC Qualified Saving Plan means the United Technologies Corporation Employee Savings Plan.
ARTICLE III – ELIGIBILITY AND ENROLLMENT
Section 3.1 – Eligibility
Each Employee who meets the definition of a Participant for the Plan Year shall be eligible to participate in this Plan, if and to the extent, such Employee’s Eligible Earnings for such Plan Year are in excess of the IRS Compensation Limit, or such Employee’s Company Retirement Contributions under the UTC Qualified Savings Plan for such Plan Year are limited by the IRS Contribution Limit.
Section 3.2 – Enrollment
An eligible Participant will automatically be enrolled in the Plan within thirty (30) days of the first pay date of the first Plan Year in which such Participant’s Eligible Earnings exceed the IRS Compensation Limit, or Company Retirement Contributions to his or her account in the UTC Qualified Savings Plan are barred by the IRS Contribution Limit (“Initial Enrollment Period”).
ARTICLE IV – PARTICIPANT ELECTIONS AND DESIGNATIONS
Section 4.1 – Distribution Election

A Participant must, on or before the election deadline established by the Committee, make an electronic or written election on the Election Form to have the Participant’s Plan Account distributed in a lump sum or in two (2) to fifteen (15) annual installments. To the extent no distribution election is made with respect to a Participant’s Plan Account, the distribution will be made in a lump sum at the time provided in Article VII.
Section 4.2 – Election Date
An Election Form must be completed and submitted to the Committee no later than the end of the Initial Enrollment Period (as defined in Section 3.2), or such other date as the Committee may specify and shall be effective with respect to benefits accrued for services to be performed after the election. Except as provided below in Section 4.4 (Change in Distribution Election), the choices reflected on the Participant’s Election Form shall be irrevocable on the election deadline.
Section 4.3 – Investment Fund Allocations
A Participant’s Plan Account will be allocated to the Default Investment Option at the time the Participant first becomes eligible to participate in the Plan. Participants may change the asset allocation of their existing Participant Plan Account balance, or the Investment Funds to which new contributions are allocated, as permitted by the Committee.
Section 4.4 – Change in Distribution Election
A Participant may make an irrevocable election to change the time or form of distribution, either by changing the number of installments (including changing to or from a lump sum), the commencement date, or both, for his or her Plan Account. A change to the time or form of distribution must meet all of the following requirements:
(a) The new election must be made at least twelve (12) months prior to the date on which payments will commence under the current election (and the new election shall be ineffective if the Participant incurs a Separation from Service within twelve (12) months after the date of the new election);
(b) The new election will not take effect until at least twelve (12) months after the date when the new election is submitted in a manner acceptable to the Committee; and
(c) The new payment commencement date must be at least five (5) years later than the date on which payments would commence under the current election.
A maximum of three change elections are allowed under the Plan.
Section 4.5 - [Removed]
Section 4.6 - Designation of Beneficiary
Each Participant shall designate a Beneficiary for his or her Plan Account on an electronic or written form provided by the Committee. A Participant may change such designation on an electronic or written form acceptable to the Committee and will be effective on the date received by the Committee. Designations received after the date of the Participant’s death will not be effective. If a Beneficiary designation is not filed with the Committee before the Participant’s death, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan

Account will be paid to the Participant’s estate. If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.6. In the event of the death of a Participant, distributions shall be made in accordance with Section 7.6.
ARTICLE V – COMPANY CONTRIBUTIONS
Section 5.1 – Company Automatic Contribution Amount
(a) Due to IRS Compensation Limit. The Corporation will credit an age-graded Company Automatic Contribution to the Plan on behalf of each eligible Participant having Eligible Excess Compensation for the Plan Year, provided that the Participant is eligible for a Company Retirement Contribution under the terms of the Qualified Savings Plan for such Plan Year. This contribution shall be a percentage of the Participant’s Eligible Excess Compensation based on the Participant’s date of hire and age as of December 31 of the Plan Year for which the contribution is credited determined under the applicable Company Retirement Contribution formula under the UTC Qualified Savings Plan.
(b) Due to IRS Contribution Limit. A Participant shall be immediately eligible to receive an allocation of Company Automatic Contributions for a Plan Year, if and to the extent, such Company Retirement Contributions on behalf of the Participant to the UTC Qualified Savings Plan for the Plan Year are limited by the IRS Contribution Limit. This contribution shall be a percentage of the Participant’s Eligible Earnings up to the IRS Compensation Limit based on the Participant’s date of hire and age as of December 31 of the Plan Year for which the contribution is credited determined under the applicable Company Retirement Contribution formula applicable to the Participant under the UTC Qualified Savings Plan, with respect to Eligible Earnings paid to the Participant once the IRS Contribution Limit is reached, and will stop once the Participant’s Eligible Earnings equal the IRS Compensation Limit for the Plan Year.
(c) No Duplication. In no event shall a Participant be eligible for Company Automatic Contributions under this Plan if, Company Retirement Contributions are made under the Qualified Savings Plan for the same Eligible Earnings, or would otherwise result in a duplication of benefits (e.g., if amounts are credited under any other Company deferred compensation plan with respect to the same Eligible Earnings).
Section 5.2 – Company Matching Contribution Eligibility and Amount
A Participant shall be eligible to receive an allocation of Company Matching Contributions for a Plan Year, if and to the extent, such Participant’s Company Matching Contributions under the UTC Qualified Savings Plan for such Plan Year are limited by the IRS Contribution Limit and provided further that the Participant has made the maximum elective deferrals to the UTC Qualified Savings Plan permitted under Section 402(g) of the Code or the terms of the Plan. The allocation will be made with respect to Eligible Earnings paid to the Participant once the IRS Contribution Limit is reached and will stop once the Participant’s Eligible Earnings equal the IRS Compensation Limit for the Plan Year. The amount of the Company Matching Contribution shall be calculated in the same manner that Company Matching Contributions would be calculated under the UTC Qualified Savings Plan if the IRS Contribution Limit did not apply and assuming that the Participant would have continued to contribute at least six percent (6%) of the Participant’s

Eligible Earnings (or if the matching formula changes under the Qualified Savings Plan, the minimum amount necessary to receive the maximum match under the Qualified Savings Plan) if the Participant were permitted to do so but for the IRS Contribution Limit. In no event shall a Participant be eligible for an allocation of Company Matching Contributions under this Plan with respect to Eligible Excess Compensation, or if such matching contributions are made under the UTC Qualified Savings Plan or credited under any other Company deferred compensation plan with respect to the same Eligible Earnings.
Section 5.3 – Timing of Contribution
Allocation of Company Automatic Contributions and Company Matching Contributions shall be made no less frequently than annually with respect to each Plan Year. The Corporation may in its sole discretion credit additional amounts to Participants’ Plan Accounts, may specify vesting requirements applicable to such additional amounts, and need not treat Participants uniformly.
Section 5.4 – Vesting of Contributions
A Participant shall be vested in the value of contributions credited to his or her Plan Account upon the first to occur of the following: participation in the Plan for two (2) years; completion of three (3) years of “Continuous Service” (as defined in the UTC Qualified Savings Plan); attainment of age sixty-five (65); the death or Disability of the Participant while employed by an RTX Company; the layoff of a Participant from an RTX Company due to lack of work; or the Participant’s entrance into United States military service before completing two (2) years of Plan participation.
Section 5.5 – Annual Contribution Limitation
In no event shall the aggregate contributions made to a Participant’s Plan Account under Section 5.1 and Section 5.2 as a result of the Participant’s deferral elections under the UTC Qualified Savings Plan for the Plan Year exceed the amounts permitted to be made to a “linked” Plan under Treasury Regulations issued under Section 409A.
ARTICLE VI - PLAN ACCOUNTS
Section 6.1 – Accounts
A Plan Account will be established for each Participant. Company contributions made under the Plan shall be allocated or reallocated among Investment Funds in accordance with the Plan terms and each Participant’s instructions in the manner set forth in Section 4.3.
Section 6.2 - [Removed]
Section 6.3 -– Valuation of Investment Funds
Company contributions allocated to Investment Funds will be converted to the applicable Investment Fund units based on the closing share price of that Investment Fund as of the date the contribution is credited to the Participant’s applicable Investment Fund. The value of the units of an Investment Fund will fluctuate on each business day based on the performance of the applicable Investment Fund.
Section 6.4 - Crediting of Benefit Reduction Contribution

At the end of each Plan Year, the Committee will determine whether a Participant is eligible to receive a Benefit Reduction Contribution and will credit any applicable Benefit Reduction Contribution to the affected Participant’s Plan Account as of the last business day of the Plan Year. Any such amounts will be allocated on a pro-rata basis to the Participant’s Investment Funds in accordance with the Participant’s Default Investment Option or current investment allocation election in effect for that Plan Year.
Section 6.5 - Reports to Participants
The Committee will provide or make available detailed information to Participants regarding the credited value of Plan Accounts, distribution elections, Beneficiary designations, and Investment Fund allocations. Such information may be provided via electronic media as determined by the Committee. No RTX Company, no director, officer or employee of an RTX Company, and no entity retained by an RTX Company to provide Plan services shall have any liability to any Participant or Beneficiary for any failure or delay in providing such information, or for the results of any error (including the failure to implement any Investment Fund allocation) disclosed in such information.
ARTICLE VII – DISTRIBUTION OF PLAN ACCOUNT
Section 7.1 – Timing of Plan Distributions
Except as provided in Section 4.4 (Change in Distribution Election), Section 7.4 (Separation from Service before Attaining Age Fifty (50)), Section 7.5 (Separation from Service of Specified Employees), and Section 7.6 (Death), the value of a Participant’s Plan Account will be distributed (or begin to be distributed) to the Participant in April of the calendar year following the calendar year of the Participant’s Separation from Service.
Section 7.2 – Method of Distribution
Except as provided in Section 7.4 (Separation from Service before Attaining Age Fifty), Section 7.6 (Death), a Plan Account will be distributed to the Participant in a single lump-sum payment, or in a series of annual installment payments, in accordance with the Participant’s election on file.
Annual installment distributions shall be payable to the Participant beginning on the payment commencement date and continuing as of each anniversary of the payment commencement date thereafter until all installments have been paid. To determine the amount of each installment, the value of the Participant’s Plan Account on the payment date will be multiplied by a fraction, the numerator of which is one and the denominator of which is the remaining number of scheduled installments.
Section 7.3 – Form of Distribution
Plan Account distributions will be made in cash.
Section 7.4 – Separation from Service before Attaining Age Fifty (50)
If a Participant’s Separation from Service occurs before the Participant attains age fifty (50), the full value of the Participant’s Plan Account will be distributed to the Participant in a lump-sum payment in April of the calendar year following the calendar year of the Participant’s Separation from Service (or, if the Participant is a Specified Employee at

the time of his or her Separation from Service, on the date provided in Section 7.5 below, if later) regardless of the distribution option elected and regardless of any change in the distribution election.
Section 7.5 – Separation from Service of Specified Employees
Distributions to Specified Employees on account of a Separation from Service will not be made or commence earlier than the first day of the seventh month following the date of Separation from Service. All Plan Accounts shall continue to accrue hypothetical investment gains and losses as provided in Article VI until the distribution date. In the case of a distribution in installments, the date of subsequent installments shall not be affected by the delay of any installment hereunder.
Section 7.6 – Death
In the event of the death of a Participant before the Participant’s Plan Account has been fully distributed, the full remaining value of the Participant’s Plan Account will be distributed to the designated Beneficiary or the Participant’s estate in a lump sum on the first business day of the third month following the Participant’s death. Upon notification of death, pending distribution, the value of the Participant’s Plan Account will be allocated to the Default Investment Option.
Section 7.7 – Accelerated Distribution in the Case of an Unforeseeable Emergency
(a) The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of a Participant’s Plan Account upon the occurrence of an Unforeseeable Emergency. An “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in IRC Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case. Acceleration will not be granted if the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship).
(b) Distributions on account of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need. Such amount may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.
(c) The Committee will determine from which Investment Funds hardship distributions will be made. Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of an Unforeseeable Emergency.
Section 7.8 – Disability
In the event of the Disability of a Participant that qualifies as a “Separation from Service” for purposes of Section 409A, the Participant’s Plan Accounts will be distributed in accordance with the Participant’s elections on file.

Section 7.9 – Administrative Adjustments in Payment Date
A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the fifteenth (15th) day of the third (3rd) calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1). A payment is also treated as being made on the date when it is due under the Plan if the payment is made not more than thirty (30) days before the due date specified by the Plan. In no event will a payment to a Specified Employee be made or commence earlier than the first day of the seventh (7th) month following the date of Separation from Service. A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 7.9.
Section 7.10 – Minimum Balance Payout Provision
If a Participant’s Plan Account balance under this Plan (and under all other nonqualified deferred compensation plans of the Corporation that are required to be aggregated with this Plan under Section 409A), determined at the time of the Participant’s Separation from Service, is less than the amount set as the limit on elective deferrals under Section 402(g)(1)(B) of the Code in effect for the year in which the Participant’s Separation from Service occurs, the Committee retains discretion to distribute the Participant’s entire Plan Account (and the Participant’s entire interest in any other nonqualified deferred compensation plan that is required to be aggregated with this Plan) in a lump sum in the month of April following the Participant’s Separation from Service, even if the Participant has elected to receive a different form of distribution. Any exercise of the Committee’s discretion taken pursuant to this Section 7.10 shall be evidenced in writing, no later than the payment date.
ARTICLE VIII – AMENDMENT AND TERMINATION OF PLAN
Section 8.1 – Amendment
The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment. In the event of any change in law or regulation relating to the Plan or the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective as of the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article VII. To the extent any rule or procedure adopted by the Committee is inconsistent with a provision of the Plan that is administrative, technical or ministerial in nature, the Plan shall be deemed amended to the extent of the inconsistency.
Section 8.2 – Plan Suspension and Termination
(a) The Committee may, at any time, suspend or terminate the Plan if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interest of the Corporation or for any other reason.
(b) In the event of the suspension of the Plan, no additional contributions shall be made under the Plan. All previous contributions shall be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.

(c) Upon the termination of the Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation or its affiliates that would be aggregated with the Plan under Section 409A, the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Account in a lump sum, to the extent permitted under Section 409A. All payments that may be made pursuant to this Section 8.2(c) shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of the Plan. The Corporation may not accelerate payments pursuant to this Section 8.2(c) if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Regs. Sec. 1.409A-3(j)(4)(ix)(C)(1). If the Corporation exercises its discretion to accelerate payments under this Section 8.2(c), it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three (3) years following the date of the Plan’s termination. The Committee may also provide for distribution of Plan Accounts following a termination of the Plan under any other circumstances permitted by Section 409A.
Section 8.3 – No Consent Required
The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.
ARTICLE IX – GENERAL PROVISIONS
Section 9.1 – Unsecured General Creditor
The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to pay money in the future. Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts.
Section 9.2 – Nonassignability
(a) No Participant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan and all Plan Accounts and the rights to all payments are unassignable and non-transferable. Plan Accounts or payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. Plan Accounts or any other Plan benefit will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.
(b)     To the extent that any Participant, Beneficiary or other person receives an excess or erroneous payment under the Plan, the amount of such excess or erroneous payment shall be held in a constructive trust for the benefit of the Corporation and the Plan, and shall be repaid by such person upon demand. The Committee may reduce any other benefit payable to such person, or may pursue any remedy available at law or equity to recover the amount of such excess or erroneous payment or the proceeds thereof. Notwithstanding the foregoing, the amount payable to a Participant or Beneficiary may be offset by any amount owed to any RTX Company to the extent permitted by Section 409A.
Section 9.3 – No Contract of Employment

Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between any RTX Company and any Participant. Participants and Beneficiaries will have no rights against any RTX Company resulting from participation in the Plan other than as specifically provided herein. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any RTX Company for any length of time or to interfere with the right of any RTX Company to terminate a Participant’s employment.
Section 9.4 – Governing Law
The provisions of the Plan will be construed and interpreted according to the laws of the State of Delaware, to the extent not preempted by federal law.
Section 9.5 – Validity
If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.
Section 9.6 – Notice
Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail to Raytheon Technologies Corporation, 4 Farm Springs Road, MS4-2, Farmington, Connecticut 06032, Attn: Deferred Compensation Committee. Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.
Section 9.7 – Successors
The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.
Section 9.8 – Incompetence
If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary. Any such payment from a Participant’s Plan Account shall be a complete discharge of any liability under the Plan with respect to the amount so paid.
Section 9.9 – Section 409A Compliance

To the extent that rights or payments under this Plan are subject to Section 409A, the Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid. Any distribution election that would not comply with Section 409A shall not be effective for purposes of this Plan. To the extent that a provision of this Plan does not comply with Section 409A, such provision shall be void and without effect. The Corporation does not warrant that the Plan will comply with Section 409A with respect to any Participant or with respect to any payment. In no event shall any RTX Company; any director, officer, or employee of an RTX Company (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.
Section 9.10 – Withholding Taxes
The Committee may make any appropriate arrangements to deduct from all contributions, vested Plan Accounts and distributions under the Plan any taxes that the Committee reasonably determines to be required by law to be withheld from such credits and payments.
ARTICLE X – ADMINISTRATION AND CLAIMS
Section 10.1 – Plan Administration
The Committee shall be solely responsible for the administration and operation of the Plan and shall be the “administrator” of the Plan for purposes of ERISA. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan. All decisions and interpretations of the Committee shall be final and binding on all parties.
Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee at: Raytheon Technologies Corporation, 4 Farm Springs Road, Farmington, CT 06032, Attn: Deferred Compensation Committee. The Committee shall respond in writing as soon as practicable.
Section 10.2 – Claim Procedures
A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Section 10.2 as a “Claimant”) may file a written request with the Committee setting forth the claim. The Committee shall consider and resolve the claim as set forth below.
(a) Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within ninety (90) days. The Committee may, however, extend the response period for up to an additional ninety (90) days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date. The Committee shall respond to the claim within the specified period.
(b) If the claim is denied in whole or in part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for such denial; (ii) the specific reference to relevant provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of the claim; and (vi) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.
(c) Within sixty (60) days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination. The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty (60)-day period, the Claimant shall be barred from challenging the determination.
(d) Within sixty (60) days after the Committee receives a request for review, it will review the initial determination. If special circumstances require that the sixty (60)-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
(e) All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (i) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (ii) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (iii) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

CERTAIN REGULATORY MATTERS
The Plan is subject to ERISA. However, because the Plan is an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan is exempt from most of ERISA’s requirements. Although the Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Administration and Enforcement) of Title I, Subtitle B of ERISA, the Department of Labor has issued a regulation that exempts the Plan from most of ERISA’s reporting and disclosure requirements. A portion of this Plan constitutes an “excess benefit plan” as defined in Section 3(36) of ERISA.

TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?
All questions concerning the operation of the Plan (including information concerning the administrators of the Plan) should be directed to:
Raytheon Technologies Corporation
4 Farm Springs Road
Farmington, CT 06032

Attn: Deferred Compensation Committee
Telephone: 860-728-7000

RAYTHEON TECHNOLOGIES CORPORATION

By: /s/ Jeffrey W. Kridler
Jeffrey W. Kridler
Corporate Vice President, Total Rewards

Attest: /s/ Christine L. Hill
Christine L. Hill
Vice President, Associate General Counsel,
Executive & Global Compensation & Benefits